EXHIBIT 10.30

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 31st day of July, 2009.

BETWEEN:

CARDIOGENICS INC.,

(hereinafter referred to as the "Corporation"),

- and -

YAHIA A. GAWAD, MD,

(hereinafter referred to as the "Executive"),

WHEREAS the Corporation has offered employment to the Executive in the capacity of Chief Executive Officer, and the Executive has accepted such offer of employment;

AND WHEREAS the Corporation and the Executive have agreed that the terms and conditions of such employment relationship shall be as set out herein;

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

For the purposes of this Agreement:

"Affiliate" has the meaning ascribed thereto in the Business Corporations Act (Ontario), as such statute may be amended or replaced from time to time;

"Base Salary" has the meaning set out in Section 4.1;

"Board" means the board of directors of the Corporation and includes, where the context requires, any compensation committee or similar committee of such board to which such board may delegate matters relating to the terms of employment of senior employees of the Corporation, including the Executive;

"Cause" has the meaning set out in Section 5.2;

"Change in Control" shall be deemed to occur on:

(a)
the date of the acquisition of securities of the Corporation (including securities convertible into Common Shares and/or other securities of the Corporation ("Convertible Securities")) as a result of which a person or group (an "Acquiror") owns beneficially Common Shares or other securities of the Corporation and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquiror but not by any other holder of Convertible Securities, the Acquiror would own beneficially (i) not less than 50% of the Common Shares or (ii) shares which would entitle the holders thereof to cast not less than 50% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation; or

(b)	the date upon which the following two conditions shall have been satisfied:

(i)
the acquisition ("Acquisition of Control") of securities of the Corporation (including Convertible Securities) as a result of which an Acquiror owns beneficially Common Shares or other securities of the Corporation and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquiror but not by any other holder of Convertible Securities, the Acquiror would own beneficially (A) not less than 30% of the Common Shares or (B) shares which would entitle the holders thereof to cast not less than 30% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation; and

(ii)	within two years after the Acquisition of Control, a majority of the Board consists of individuals who were not directors of the Corporation before the Acquisition of Control; or

(c)	the date upon which the following two conditions shall have been satisfied:

(i)
the shareholders of the Corporation shall have approved (A) an amalgamation or merger of the Corporation with any other corporation (other than an Affiliate), (B) any other business combination or consolidation, (C) a plan for the liquidation of the Corporation, or (D) an agreement for the sale or disposition of all or substantially all of the assets of the Corporation (a "Corporate Reorganization"); and

(ii)
within two years following a Corporate Reorganization, a majority of the board of directors of the amalgamated or merged entity or successor entity into which the Corporation was liquidated or which acquired substantially all of the assets of the Corporation consists of individuals who were not directors of the Corporation immediately before the Corporate Reorganization;

"Common Shares" means the outstanding common shares in the capital of the Corporation at any time;

"Date of Termination" means the effective date of any termination of the Executive's employment with the Corporation;

"EBIT" means the Corporation's earnings before interest and taxes, as calculated in accordance with generally accepted accounting principles;

"EBITDA" means the Corporation's earnings before interest, taxes, depreciation and amortization, as calculated in accordance with generally accepted accounting principles;

"ESA" means the Employment Standards Act, 2000 (Ontario), as such statute may be amended or replaced from time to time;

"Good Reason" means the occurrence of any of the following events without the Executive's written consent, except in connection with the termination of the Executive's employment in accordance with any of Sections 5.2 to 5.5, inclusive, or 5.7 and except in each case for any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of written notice thereof given by the Executive:

(a)
any adverse change following a Change in Control in the Executive's position, duties, authority, responsibilities or title, as in effect immediately prior to the Change in Control, including, without limitation, any such change in the person(s) to whom the Executive reports or who report to the Executive, or any assignment to the Executive of any significant ongoing duties inconsistent in any respect with such position, duties, authority, responsibilities or title;

(b)
a reduction by the Corporation in the Executive's remuneration in effect prior to the Change in Control, other than in accordance with Article 4, or any reduction by the Corporation of the Executive's earning potential or "red circling" of any of his remuneration, or any failure by the Corporation to increase the Executive's remuneration, in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to the Change in Control or with practices implemented subsequent to the Change in Control with respect to executives of the Corporation, whichever is more favourable to the Executive;

(c)
any failure by the Corporation in a material respect to continue in effect following a Change in Control any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock option, ownership or purchase plan, pension plan or retirement plan in which the Executive participated or was entitled to participate immediately prior to the Change in Control, or any act or omission of the Corporation following a Change in Control that would materially adversely affect the Executive's participation or materially reduce his rights or benefits under or pursuant to any such plan, or the Corporation failing to increase or improve such rights or benefits on a basis consistent with its general practices with respect to the executives of the Corporation;

(d)
any failure by the Corporation to comply with any other material terms of the Executive's employment in effect prior to the Change in Control, such as salary review, allowable activities, vacation and the provision of any material fringe benefit not mentioned above, or the Corporation failing to increase or improve such vacation or material fringe benefits on a basis consistent with practices implemented subsequent to the Change in Control with respect to the executives of the Corporation;

(e)
in the event of a Change in Control referred to in paragraph (c) of the definition thereof, a successor entity to the Corporation having failed or refused to assume the obligations of the Corporation under this Agreement and to agree to be bound by the terms hereof;

(f)	the Corporation requiring the Executive to relocate, other than as permitted by Section 2.1;

(g)	any breach by the Corporation of any material provision of this Agreement; or

(h)	any other purported termination by the Corporation of the Executive's employment other than pursuant to any of Sections 5.2 to 5.5, inclusive;

"group" means any person or company acting jointly or in concert with any other person or company and for such purposes "acting jointly or in concert" shall be interpreted in accordance with subsection 91(1) of the Securities Act (Ontario);

"Improvements" has the meaning set out in Section 6.2(a);

"Non-Disclosure Period" has the meaning set out in Section 6.1;

"Performance Bonus" has the meaning set out in Section 4.2;

"Permanent Disability" has the meaning set out in Section 5.3;

"person" includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;

"Prohibited Area" means Canada and any other country where, at any time during the term of this Agreement, the Corporation or any of its Affiliates develops, sells, supplies, or researches its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Corporation or of any of its Affiliates at any time during the term of this Agreement;

"Projected EBITDA" means the budgeted EBITDA for each fiscal year of the Corporation approved by the Board prior to the beginning of such fiscal year;

"Restricted Period" shall mean the period from the date hereof to (i) if the Executive's employment has been terminated for Cause or voluntarily by the Executive pursuant to Section 5.7, the second anniversary of the Date of Termination and (ii) if the employment of the Executive is terminated for any other reason, including without limitation by reason of the expiry of the term of this Agreement or for any Good Reason, the first anniversary of the Date of Termination, provided that such period shall be extended by any time during which the Executive is in breach of any applicable covenant in Article 6, as provided in Section 6.8;

1.2	Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless otherwise provided, references herein to Articles and Sections are to the specified Articles and Sections of this Agreement.

1.3	Number

In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing any gender shall include all genders.

1.4	Severability

If any provision of this Agreement, including the breadth or scope of the provisions contained in Article 6 (whether as to the Non-Disclosure Period, the Restricted Period, the Prohibited Area, or otherwise), shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.  In addition, should a court determine that any provision or portion of any provision of this Agreement is not reasonable or valid, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which the court deems reasonable or valid and the parties agree to request that the court apply notional severance to give effect to the restrictions in this Agreement to the fullest extent deemed reasonable or valid by the court.  In particular, if such court determines that the duration of the Non-Disclosure Period and/or the Restricted Period and/or the scope of the Prohibited Area is unreasonable, the parties agree to reduce such duration and/or scope to such extent as may be necessary to ensure that the covenants in this Agreement are reasonable in the circumstances, as determined by the court.

1.5	Canadian Dollars

Unless otherwise indicated, any reference to dollar amounts in this Agreement is expressed in Canadian dollars.

ARTICLE 2

EMPLOYMENT

2.1	Employment

The Corporation hereby agrees to employ the Executive and the Executive hereby accepts such employment effective July 31, 2009, all in accordance with and subject to the terms and conditions hereof.  The Executive shall serve the Corporation in the capacity of Chief Executive Officer.

2.2	Location of Executive

The Executive's office will initially be located at the offices of the Corporation in Mississauga, Ontario, provided that the Corporation may subsequently require that the Executive relocate to such other location in Mississauga or within 20 km of its boundaries as may be determined by the Board.  The Executive may be required to travel to other offices of the Corporation or of its Affiliates from time to time.

2.3	Relocation

If the Executive agrees, pursuant to a request by the Corporation, to move his place of work to a different location, other than as permitted pursuant to Section 2.2 and, as a consequence, it is necessary for him to change his residence, then the Corporation will reimburse the Executive for his reasonable costs of purchasing a comparable residence, selling his existing residence and moving, all in accordance with the relocation policy of the Corporation for its executives in effect at the relevant time.

ARTICLE 3

DUTIES

3.1	Employment Duties

The Executive shall perform such duties and exercise such powers as are normally associated with and incidental and ancillary to the position of Chief Executive Officer and shall perform such additional duties and exercise such additional powers as may from time to time be assigned to him by the Board, acting reasonably.  Without limiting the foregoing, during the term of his employment hereunder, the Executive shall:

(a)
devote his full time and attention and his best efforts during normal business hours and such other times as may be reasonably required to the business and affairs of the Corporation and its Affiliates and shall not, without the prior written consent of the Board, undertake any other business or occupation or public office which may detract from the proper and timely performance of his duties hereunder;

(b)	perform those duties that may be assigned to the Executive diligently and faithfully to the best of his abilities and in the best interests of the Corporation and its Affiliates;

(c)
use his best efforts to promote the interests and goodwill of the Corporation and its Affiliates and not knowingly do, or willingly permit to be done, anything to the prejudice, loss or injury of the Corporation or any of its Affiliates;

(d)
at all times keep the Corporation promptly and fully informed (in writing if so requested) of his conduct of the business and affairs of the Business and provide such explanations of his conduct as the Board may require; and

(e)	use his best efforts to develop the business of the Corporation

3.2	Deletion and Variance of Duties

The Board shall be entitled to delete or vary any powers and duties assigned to the Executive.  The Board may require the Executive to perform services for any Affiliate of the Corporation.  However, the Executive will not be assigned duties or be required to perform services which he cannot reasonably perform, or which are inconsistent with the status of the position of Chief Executive Officer.

3.3	Reporting

The Executive shall report to the Board.  The Executive shall report fully on the management and operations of the Business and shall advise to the best of his ability and in accordance with reasonable business standards on business matters that may arise from time to time during the term of this Agreement.

ARTICLE 4

COMPENSATION

4.1	Base Salary

The annual base salary ("Base Salary") for a period of three (3) years payable to the Executive for his services hereunder shall be $150,000.  The Base Salary shall be payable in equal monthly instalments in arrears in accordance with the usual compensation practices of the Corporation from time to time.

4.2	Performance Bonus

In addition to the annual Base Salary determined pursuant to Section 4.1, the Executive shall be eligible for an annual cash performance bonus (the "Performance Bonus") for each fiscal year with respect to which the Corporation's EBIT (where EBIT is obtained from the most recent annual financial statements of the Corporation) exceeds $3,000,000, in such amount as the Board shall determine.  The Performance Bonus payable to the Executive in respect of any fiscal year shall be paid as soon as practicable after the receipt and approval by the Board of the Corporation's financial statements for such fiscal year.

4.3	Profit-Sharing and Stock Option Plans

During the term of the Executive's employment hereunder, he shall be entitled to participate in the Corporation's stock option plans in accordance with the respective terms of such plans established from time to time.

4.4	Fringe Benefits

During the term of the Executive's employment hereunder, the Executive shall be provided with a reasonable car allowance or an appropriate leased vehicle, at the option of the Corporation, and parking at or near the Executive's normal place of work in Mississauga, Ontario and the Executive shall further be entitled to participate in all retirement, medical, dental, disability and group life plans and other employee benefit programs established by the Corporation from time to time for the benefit of its employees.  The benefits will be provided in accordance with and subject to the terms and conditions of the applicable plan, fund or arrangement relating to such benefits in effect from time to time.  The Executive acknowledges that the Corporation may amend or terminate the benefits from time to time as provided in the applicable plan, fund or arrangement.

4.5	Vacation

The Executive shall be entitled to five weeks paid vacation in each calendar year in accordance with the policies of the Corporation in effect from time to time applicable to its senior executives, to be taken during such calendar year at times approved by the Board, and subject to the need for the timely performance of the Executive's responsibilities hereunder.  In the event that the Executive's employment is terminated, he shall be entitled to a pro-rated vacation leave with pay for the portion of the year in which such termination occurs that he has been actively employed.

4.6	Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with carrying out his duties hereunder in accordance with the Corporation's travel and entertainment policy as amended from time to time.  For all such expenses, the Executive shall furnish to the Corporation originals or true copies of all invoices or statements in respect of which the Executive seeks reimbursement.  Any Corporation credit card shall be used only for expenses incurred in the course of carrying out the Executive's duties.

4.7	Deductions and Withholdings

The Corporation shall be entitled to make such deductions and withholdings from the Executive's remuneration as may be required by law and as may be required by the Executive's participation in or receipt of any benefit, stock option or other program contemplated hereby, and the Corporation's obligations in respect thereof shall thereby be satisfied to the extent of such deductions and withholdings.  In addition, the Corporation shall be entitled at any time to deduct from the Executive's remuneration any monies due from the Executive to the Corporation and the execution of this Agreement by the Executive shall constitute his express direction for permitting such deduction for all purposes, including the provisions of the ESA.

4.8	Compensation Exhaustive

For greater certainty, the Executive shall not be entitled to any salary, bonus, participation in profits or other remuneration, or payment or compensation in lieu thereof, except as expressly set forth in this Agreement (unless otherwise specifically agreed in writing between the Executive and the Corporation).

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.1	Term of Employment

The employment of the Executive hereunder shall continue until the third anniversary of the date hereof, unless earlier terminated pursuant to the provisions of this Agreement.  There shall be no obligation of the Executive or the Corporation to renew this Agreement or continue the employment of the Executive after the expiry of such three year term, but if the parties agree to continue such employment of the Executive, the Executive shall thereafter receive compensation in accordance with the general compensation for Chief Executive Officer of the Corporation, provided that the Executive shall not receive a Base Salary less than the salary that he would have been entitled to immediately prior to the expiry of this Agreement.  If the parties agree to such continuation of the employment of the Executive, they shall discuss the entering into of a new agreement to replace this Agreement, but if no such new agreement is entered into in respect of such continued employment, this Agreement shall be deemed to continue in effect for an indefinite period, subject to the following deemed amendments:

(a)	Section 4.1 shall be deemed to have been amended to reflect the Base Salary provided for in this Section 5.1;

(b)	the Restricted Period shall be deemed to have been amended by replacing the word "second" with "first" for all purposes; and

(c)	such other amendments, if any, as may be agreed to in writing between the parties.

5.2	Cause

The Corporation may terminate the employment of the Executive at any time for Cause, effective immediately, by giving written notice of termination to the Executive setting out the basis for termination.  "Cause" shall mean any of the following:

(a)
the wilful failure of the Executive to properly carry out his duties hereunder or to comply with the rules and policies of the Corporation or any reasonable instruction or directive of the Board, provided that the Executive has been provided with written notice of such failure, specifying in reasonable detail the nature of the failure, at least 10 days prior to the Date of Termination and shall have failed to take all reasonable efforts to remedy such wilful failure within such 10-day period;

(b)
the Executive acting dishonestly or fraudulently, or the wilful misconduct of the Executive, in the course of his employment hereunder, in each case resulting in adverse consequences to the Corporation or to any of its Affiliates and in the case of wilful misconduct only, provided that, to the extent such wilful misconduct is capable of being remedied, the Executive shall have been provided with written notice thereof at least 10 days prior to the Date of Termination and shall have failed to take all reasonable efforts to  remedy such wilful misconduct within such 10-day period;

(c)
the conviction of the Executive for, or a guilty plea by the Executive to, any criminal offence punishable by imprisonment that may reasonably be considered to be likely to adversely affect the Corporation or any of its Affiliates or the suitability of the Executive to perform his duties hereunder, including without limitation any offence involving fraud, theft, embezzlement, forgery, wilful misappropriation of funds or property, or other fraudulent or dishonest acts;

(d)	the failure by the Executive to fully comply with and perform his fiduciary duties; or

(e)	any other act, event or circumstance which would constitute just cause at law for termination of the Executive's employment hereunder.

5.3	Termination Where Executive Disabled

If at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise, for a period or periods totalling at least 26 weeks in any period of 12 consecutive calendar months ("Permanent Disability"), the Corporation may terminate the Executive's employment by giving eighteen months' written notice or pay in lieu thereof.  The notice or pay in lieu thereof must be provided to the Executive during, or within, three months after the period or periods totalling 26 weeks.  The Executive shall authorize any doctors or other health practitioners consulted by or providing treatment to the Executive in connection with the condition or conditions giving rise to such inability to perform his duties to disclose information to and discuss the condition of the Executive with such doctors or other health practitioners as may be selected by the Corporation, and shall submit to such reasonable medical examinations as may be requested by such doctors or other medical practitioners selected by the Corporation, in order to determine whether the condition or conditions suffered by the Executive constitute Permanent Disability.

5.4	Death

The Executive's employment shall terminate automatically upon the death of the Executive.

5.5	Other Termination by the Corporation

The Corporation may terminate this Agreement (other than as provided in the foregoing provisions of this Article 5) at any time and for any reason if the Board, in its sole discretion, so determines, by giving not less than 90 days' prior written notice of termination to the Executive.

5.6	Good Reason

The Executive may terminate his employment hereunder at any time for Good Reason by giving written notice of termination to the Corporation at least 90 days prior to the effective Date of Termination.  Where the Executive gives notice to the Corporation of any breach of this Agreement or other occurrence that, if not remedied, would constitute Good Reason and such breach or occurrence is not remedied within 30 days thereafter, the Executive's right to terminate pursuant to this Section shall be deemed to have been waived if not exercised within a further period of 30 days.  Any such termination by the Executive shall not, for the purposes of this Agreement, be considered a voluntary termination of employment by the Executive, but instead shall entitle the Executive to the same severance payments and other rights as if his employment had been terminated pursuant to Section 5.5.

5.7	Other Termination by the Executive

The Executive may terminate his employment at any time and for any reason by giving 90 days prior notice in writing to the Corporation.  For greater certainty, such notice shall not be required in respect of termination by the Executive for Good Reason in accordance with Section 5.6.

5.8	Cessation of Duties

The Corporation shall have the right, at any time prior to the end of the applicable notice period pursuant to Section 5.5, 5.6 or 5.7, notwithstanding the provisions of the relevant Section, by giving written notice to the Executive, to require that the Executive cease to perform his duties and responsibilities and cease attending the Corporation's premises immediately upon giving such notice.

5.9	Severance Payments

(a)           Upon termination of the Executive's employment (i) for Cause pursuant to Section 5.2, or (ii) voluntarily by the Executive pursuant to Section 5.7, the Executive shall not be entitled to any pay in lieu of notice of termination, severance or similar payment in respect of such termination other than (A) accrued and unpaid Base Salary earned by the Executive up to the Date of Termination and (B) vacation pay earned up to the Date of Termination.  For greater certainty, upon any such termination, the Executive shall not be entitled to receive any portion of any Performance Bonus, except to the extent that any of such Performance Bonus has become due and payable prior to the Date of Termination.

(b)           Upon termination of the Executive's employment (i) as a result of the Permanent Disability of the Executive pursuant to Section 5.3, or (ii) by the death of the Executive pursuant to Section 5.4, the Executive (or his estate, as the case may be) shall be entitled to receive (A) accrued and unpaid Base Salary earned by the Executive up to the Date of Termination, (B)  a pro-rated portion of the Performance Bonus that the Executive would have received in respect of the fiscal year in which the Date of Termination occurred, calculated by multiplying such Performance Bonus by the fraction that the number of days in such fiscal year up to the Date of Termination is of the total number of days in such fiscal year and payable promptly following the end of such fiscal year, (C) vacation pay earned up to the Date of Termination and (D) severance pay in the amount of eighteen months full salary.

(c)           If the Executive's employment is terminated pursuant to Section 5.5 or 5.6, other than within two years following a Change in Control:

(i)
the Executive shall be entitled to receive (A) accrued and unpaid Base Salary earned by the Executive up to the Date of Termination, (B)  a pro-rated portion of the Performance Bonus that the Executive would have received in respect of the fiscal year in which the Date of Termination occurred, calculated by multiplying the average Performance Bonus paid to the Executive in the last two fiscal years ended immediately preceding the Date of Termination by the fraction that the number of days in such fiscal year up to the Date of Termination is of the total number of days in such fiscal year and payable promptly following the end of such fiscal year and (C) vacation pay earned up to the Date of Termination;

(ii)
the Executive shall be entitled to receive a lump sum payment in an amount equal to two times the sum of (A) the Executive's Base Salary and (B) the average Performance Bonus paid to the Executive in the last two fiscal years ended immediately preceding the Date of Termination; and

(iii)
medical, dental, disability and life insurance benefits provided for the benefit of the Executive pursuant to any benefit plans and programs then provided by the Corporation generally to its executives, shall, subject to the terms of such plans and programs, be continued in full force and effect for twelve months following the Date of Termination; provided, however that (A) such extended coverage shall cease immediately upon the Executive's commencement of full-time employment with another employer, and (B) the Corporation shall have the option, in lieu of providing such benefits, of making a lump sum payment or periodic payments in an amount sufficient to permit the Executive to purchase such extended benefits during such period.

(d)           If the Executive's employment is terminated pursuant to Section 5.5 or 5.6 within two years following a Change in Control:

(i)
the Executive shall be entitled to receive (A) accrued and unpaid Base Salary earned by the Executive up to the Date of Termination, (B) a pro-rated portion of the Performance Bonus that the Executive would have received in respect of the fiscal year in which the Date of Termination occurred, calculated by multiplying the average Performance Bonus paid to the Executive in the last two fiscal years ended immediately preceding the Date of Termination by the fraction that the number of days in such fiscal year up to the Date of Termination is of the total number of days in such fiscal year and payable promptly following the end of such fiscal year and (C) vacation pay earned up to the Date of Termination;

(ii)
the Executive shall be entitled to receive a lump sum payment in an amount equal to three times the sum of (A) the Executive's Base Salary and (B) the average Performance Bonus paid to the Executive in the last two fiscal years ended immediately preceding the Date of Termination; and

(iii)
medical, dental, disability and life insurance benefits provided for the benefit of the Executive pursuant to any benefit plans and programs then provided by the Corporation generally to its executives, shall, subject to the terms of such plans and programs, be continued in full force and effect for 12 months following the Date of Termination; provided, however, that (A) such extended coverage shall cease immediately upon the Executive's commencement of full-time employment with another employer, and (B) the Corporation shall have the option, in lieu of providing such benefits, of making a lump sum payment or periodic payments in an amount sufficient to permit the Executive to purchase such extended benefits during such period.

(e)           Other than as provided in Sections 5.9(a), (b), (c) and (d), the Executive (or his estate, as the case may be) shall have no claim whatsoever against the Corporation or any of its Affiliates for notice, damages, compensation, reimbursement, remuneration or otherwise arising out of or relating to the termination of his employment hereunder, including without limitation, claims under the ESA for termination or severance pay or at common law for wrongful dismissal.  As a condition precedent to receiving the payments provided for in this Section 5.9, the Executive shall deliver a release of such claims in such form as may be requested by the Corporation.  All amounts payable to the Executive as a result of the termination of the Executive's employment pursuant to the ESA (if any) are included in and are not in addition to the amounts payable pursuant to this Section 5.9, provided that if for any reason the amounts payable or entitlements provided to the Executive pursuant hereto would be less than the amounts payable or entitlements pursuant to the ESA in respect of such termination, the Corporation shall pay to the Executive the amounts payable and entitlements pursuant to the ESA.

5.10	Resignation on Termination

The Executive agrees that upon any termination of his employment with the Corporation he shall immediately tender his resignation from any position he may hold as an officer or director of the Corporation or any of its Affiliates.  In the event of the Executive failing within three days to comply with his obligation hereunder, he hereby irrevocably authorizes and appoints each other director and officer of the Corporation as his agent and attorney to sign in his name and on his behalf any written resignations or other documents and do all other things necessary to give effect to such resignation.

5.11	Continuance in Effect

For greater certainty, notwithstanding any termination of the employment of the Executive, the provisions of this Agreement shall continue in full force and effect in accordance with their terms, including, without limitation, the provisions of Article 6.

ARTICLE 6

EXECUTIVE'S COVENANTS

6.1	Non-Disclosure

The Executive acknowledges and agrees that:

(a)
in the course of performing his duties and responsibilities hereunder, he will have access to and will be entrusted with detailed confidential information and trade secrets concerning past, present, future and contemplated plans, products, services, operations, technology, intellectual property, methodologies and procedures of the Corporation or its Affiliates, whether in written, printed, pictorial, diagrammatic, electronic or any other form or medium, including, without limitation, information relating to names, addresses, contact persons, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its Affiliates (collectively, "Confidential Information"), the disclosure of any of which to competitors of the Corporation or of any of its Affiliates to the general public, or the use of any of which by the Executive or any competitor of the Corporation or of any of its Affiliates, would be highly detrimental to the interests of the Corporation and its Affiliates;

(b)
in the course of performing his duties and responsibilities hereunder, the Executive will be a representative of the Corporation and its Affiliates to its and their customers, clients and suppliers and as such will have significant responsibility for maintaining and enhancing the goodwill of the Corporation and its Affiliates with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation and its Affiliates; and

(c)
the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill of the Corporation and its Affiliates and the right to the benefit of the contacts and connections previously developed by the Executive with prospective clients, customers and others and any relationships that will be developed between the Executive and the customers, clients and suppliers of the Corporation and its Affiliates by virtue of the Executive's employment with the Corporation constitute proprietary rights of the Corporation and its Affiliates which the Corporation and its Affiliates are entitled to protect.

In accordance with the matters acknowledged and agreed to by the Executive above and in consideration of the payments and other benefits to be received by the Executive pursuant to this Agreement, the Executive hereby covenants and agrees with the Corporation that he will not, except with the specific prior written consent of the Board, either during the term of this Agreement or at any time within five years thereafter (the "Non-Disclosure Period"), directly or indirectly, disclose to any person or in any way make use of (other than for the benefit of the Corporation or its Affiliates), in any manner, any of the Confidential Information, provided that such Confidential Information shall be deemed not to include information which is or becomes generally available to the public other than as a result of disclosure by the Executive.

6.2	Intellectual Property

(a)           The Executive shall disclose to the Corporation or one or more of its Affiliates, as the Board may direct, all ideas, suggestions, discoveries, inventions and improvements (collectively, the "Improvements") which he may make solely, jointly or in common with other employees, during the term of his employment with the Corporation and which relate to the business activities of the Corporation or its Affiliates.  Any Improvements coming within the scope of the business of the Corporation or of any of its Affiliates made and/or developed by the Executive while in the employ of the Corporation, whether or not conceived or made during regular working hours, or whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Corporation and/or its Affiliates and shall be considered to have been made by virtue of this Agreement and shall immediately become the exclusive property of the Corporation and/or its Affiliates.

(b)           The Executive shall assign, set over and transfer to the Corporation or one or more of its Affiliates, as the Board may direct, his entire right, title and interest in and to any and all the Improvements and to all patents, copyrights or other intellectual property rights (or applications therefor) which may be or have been filed and/or issued by or to him or on his behalf, and the Executive agrees to execute and deliver to the Corporation or any such Affiliate, any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Corporation or any such Affiliate to obtain and enforce protection of the Improvements.

(c)           The Executive waives all moral rights in any Improvements and all work produced by the Executive during the term of this Agreement.

6.3	Non-Competition

The Executive hereby agrees that he shall not (without the prior written consent of the Board during the Restricted Period, within the Prohibited Area whether on his own account or in conjunction with or on behalf of any other person, and whether as an employee, director, officer, shareholder, partner, principal, agent, consultant or in any other capacity whatsoever, in competition with the Corporation or any of its Affiliates, directly or indirectly, operate, manage, control, participate in, carry on, be employed by, be engaged in, perform services in respect of, be concerned with, advise or consult with, be financially interested in or financially assist, or permit his name to be used in connection with:

(a)
the research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by the Corporation or by any of its Affiliates during the term of this Agreement; or

(b)	the development or provision of any services which are the same or similar to any services provided by the Corporation or by any of its Affiliates during the term of this Agreement.

The provisions of this Section 6.3 shall apply only in respect of those products or services (i) with which the Executive was either personally concerned or for which he was responsible while employed by the Corporation during the term of this Agreement, or (ii) in respect of which the Executive had access to any Confidential Information belonging to the Corporation or any of its Affiliates during the term of this Agreement.

Notwithstanding the foregoing restrictions, the Executive may acquire securities (i) of a class or series that is traded on any stock exchange or over the counter if such securities represent not more than 5% of the issued and outstanding securities of such class or series, (ii) of a mutual fund or other investment entity that invests in a portfolio the selection and management of which is not within the control of the investor, or (iii) held in a fully managed account where the Executive does not direct or influence in any manner the selection of any investment in such securities.

6.4	Non-Solicitation of Customers

The Executive hereby agrees that he shall not during the Restricted Period, whether on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, except on behalf of the Corporation or its Affiliates, solicit, assist in soliciting, accept, facilitate the acceptance of, or deal with, the business of any person (i) to whom the Corporation or its Affiliates has supplied goods or services at any time, or (ii) to whom the Corporation or any of its Affiliates has offered to supply goods or services, or to whom the Corporation or any of its Affiliates has provided details of the terms on which it would or might be willing to supply goods or services, or with whom the Corporation or any of its Affiliates has had any negotiations or discussions regarding the possible supply of goods or services, and (iii):

(a)	with whom the Executive has had personal contact or dealings on behalf of the Corporation or of any of its Affiliates during the term of this Agreement;

(b)	with whom employees reporting to the Executive have had personal contact or dealings on behalf of the Corporation or of any of its Affiliates during the term of this Agreement; or

(c)	for whom the Executive was directly or indirectly responsible during the term of this Agreement.

6.5	Non-Solicitation of Employees

The Executive hereby agrees that he will not during the Restricted Period, either on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, except on behalf of or with the prior written consent of the Corporation or its Affiliates, (a) induce, solicit, entice or procure, any person who was employed by the Corporation or by any of its Affiliates and (i) with whom the Executive had personal contact or dealings in performing his duties or (ii) who reported to the Executive, to leave such employment; or (b) hire or accept into employment or otherwise engage or use the services of any person who was so employed within the immediately preceding six months.

6.6	Non-interference with Suppliers

The Executive hereby agrees that he will not during the Restricted Period, either on his own behalf or in conjunction with or on behalf of any other person, directly or indirectly, interfere, seek to interfere, induce and/or incite another person to interfere, or take steps to interfere with the continuance of supplies (or the terms relating to such supplies) from any suppliers who have been supplying products, materials or services to the Corporation or any of its Affiliates at any time during the term of this Agreement.

6.7	Applicability to Affiliates or Purchasers

The obligations undertaken by the Executive pursuant to this Article 6 may be enforced directly against the Executive by any Affiliate of the Corporation or any purchaser from the Corporation of all or any part of its business, to the extent applicable by their terms to such Affiliate or such purchased business, and shall, with respect to each Affiliate of the Corporation or such purchased business, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenant in favour of the Corporation or any other Affiliate of the Corporation or any such purchaser, provided always that this Section 6.7 shall only apply to those Affiliates of the Corporation or any such purchased business (a) to which the Executive provided services, (b) with which the Executive was concerned, or (c) in respect of which the Executive was responsible at any time during the term of this Agreement.  If for any reason any of the obligations of the Executive pursuant to this Article 6 cannot be directly enforced by an Affiliate or purchaser as contemplated hereby, the Executive acknowledges that such obligations may be enforced by the Corporation on behalf of such Affiliate or purchaser, as the case may be.

6.8	Suspension of Time Periods During Breach

If the Executive is in breach of any of the terms of this Article 6, the running of the Non-Disclosure Period or Restricted Period, as applicable, shall be stayed and shall recommence upon the date the Executive ceases to be in breach thereof, whether voluntarily or by injunction.

6.9	Disclosure

During the term of this Agreement, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its Affiliates or to any of their respective suppliers or customers.

During the Non-Disclosure Period and the Restricted Period, the Executive shall inform any prospective employer of the existence of this Agreement and the obligations which it imposes upon the Executive under Sections 6.1, 6.3, 6.4, 6.5 and 6.6.

6.10	Return of Materials

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Corporation or to any of its Affiliates which may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such Affiliate, as the case may be.  Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to immediately return all such property of the Corporation or of any of its Affiliates in the possession of the Executive or directly or indirectly under the control of the Executive.  The Executive agrees not to make, for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation or of any of its Affiliates.

6.11	Immigration Status

The Executive shall ensure at all times that he is entitled to work in Canada in the capacity in which he is employed pursuant to this Agreement and shall provide from time to time to the Corporation upon request copies of all relevant documentation confirming such status.

ARTICLE 7

GENERAL

7.1	Reasonableness of Restrictions and Covenants

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including, without limitation, those contained in Article 6, are reasonable and valid and hereby further acknowledges and agrees that the Corporation and its Affiliates would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction.  Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation and its Affiliates shall therefore be entitled, in addition to any other right or remedy which they may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

7.2	Waiver

A waiver of any term or condition of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition, except as specifically provided in this Agreement or in writing signed by the parties.

7.3	Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Corporation.  This Agreement is personal to the Executive and none of his rights may be assigned, made subject to a security interest or otherwise disposed of or encumbered, nor may any of his obligations be delegated or transferred, except as permitted in writing by the Board, or in accordance with the written policies, governance procedures and management practices of the Corporation, as approved by the Board from time to time.

7.4	Notices

Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal or courier delivery, email or fax addressed to the recipient as follows:

(a)	If to the Executive:

To the last address, email address or fax number of the Executive in the records of the Corporation.

(b)	If to the Corporation:

6295 Northam Drive, Unit 8
Mississauga, Ontario L4V 1H8
Fax No.:       905-673-9865
Email:

or such other address as may be designated by written notice by either party to the other.  Any notice or other communication shall be conclusively deemed to have been given on the day of actual delivery or transmission thereof.

7.5	Entire Agreement

This Agreement supersedes any prior agreements between the parties, which are hereby terminated, and supersedes all previous understandings, negotiations and representations between the parties with respect to the employment of the Executive, whether oral or written.

7.6	Rules and Policies

In addition to this Agreement, all written rules and policies of the Corporation adopted by the Board from time to time apply to the Executive except to the extent that they are inconsistent with the express provisions of this Agreement, in which case such provisions will prevail.

7.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

7.8	Acknowledgements

The Executive acknowledges that:

(a)	the Executive has had sufficient time to review and consider this Agreement thoroughly;

(b)	the Executive has read and understands the terms of this Agreement and the Executive's obligations hereunder;

(c)	the Executive has been given an opportunity to obtain independent legal advice, or such other advice as the Executive may desire, concerning the interpretation and effect of this Agreement; and

(d)	this Agreement is entered into voluntarily and without any pressure.

7.9	Counterpart Execution

This Agreement may be executed in counterparts, both of which together shall be deemed to constitute a fully executed original of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

CARDIOGENICS INC.

By:	/s/
Linda J. Sterling
Corporate Secretary

SIGNED, SEALED & DELIVERED in the presence of:	/s/
Witness	Yahia A. Gawad MD